Exhibit 99

News Release

FOR IMMEDIATE RELEASE

CONTACT:

Daniel W. Muehl, CFO, Physiometrix Inc., 978-670-2422

Physiometrix Announces Second-Quarter and Six-Month Financial Results;
Key Hospital Victories for its ‘PSA 4000’

Expectation of Revenue Increase in Second Half of 2003

NO. BILLERICA, Mass., July 30, 2003 - Physiometrix, Inc. (NASDAQ: PHYX) announced today that revenues for the second quarter ended June 30, 2003, were $200,524, an increase of 120% compared with revenues of $91,293 for the same period in 2002.  The net loss for the second quarter of 2003 was $(1,294,429), or a net loss of $(0.15) per share, compared with a net loss of $(1,662,131), or a net loss of $(0.20) per share, for the same period in 2002.

For the six months ended June 30, 2003, revenues were $439,268, an increase of 139% compared with revenues of $183,600 for the same period in 2002.  The net loss for the first six months of 2003 was $(2,483,898), or a net loss of $(0.29) per share, compared with a net loss of $(3,362,919), or a net loss of $(0.40) per share, for the same period in 2002.

“We are very pleased to announce a number of significant victories by our marketing partner Baxter for the PSA 4000,” said John A. Williams, president and chief executive officer of Physiometrix. “Our technology won over our competition at Baylor University and Loma Linda University Medical Center. Additionally, centers of excellence such as the Mayo Clinic, Mt. Sinai in New York City, University of Colorado, University of California at San Diego and the Veterans Administration Hospital in San Antonio and Richmond have purchased our technology. The performance of our monitor was the key driver, and we continue to work diligently with Baxter to repeat these successes. June was our best month to date with end-user sales since the launch of the frontal array, and we are very encouraged by the level of evaluations currently in place. ”

“We began shipments of new PSA 4000 monitors to Baxter in July,” added Williams, “and anticipate that our revenues for the third quarter of 2003 will be at least double our Q2 2003 revenues. With continued strong progress in sales, we could anticipate continued growth in revenues from Q3 to Q4 as well. It is important to remember that penetration of the market for level-of-consciousness monitoring is less than five percent of applicable procedures worldwide, so we are at the beginning of an exciting cycle.”

“We continue to make substantial progress in the Intensive Care Unit (ICU),” concluded Williams. “There are key studies that, when completed early next year, could drive the expansion of the sales effort in 2004.  With this momentum in the I.C.U. and the operating room, we would anticipate being able to close our international distribution agreement and launch in Europe.”

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Physiometrix ended the first quarter with $1.4 million of cash and marketable securities on hand. Physiometrix believes that, based on its current cash burn rate, current cash reserves and anticipated sales of PSA 4000 units during the remainder of fiscal 2003, it will have sufficient funding and working capital to carry it into the first quarter of next year.  In addition, Physiometrix believes that the introduction of the PSA 4000 frontal array is providing Physiometrix with an opportunity to address the key factor affecting market acceptance of the Company’s products and will provide an opportunity for sales growth during 2003 and beyond.

Physiometrix will hold a telephone conference call to discuss second-quarter and six-month 2003 financial results, as well as management’s comments related to the Company’s business, at 11:00 A.M. (Eastern) today, July 30, 2003.  The call can be accessed by calling 800-650-8824.  A replay of today’s conference call will be available beginning at the conclusion of today’s conference call until 11:59 P.M. (Eastern) on August 1, 2003.  Replay callers in the U.S. must dial 888-266-2081 (Passcode # 795014).

Designed for use by anesthesiologists, the PSA 4000 is a device that enables an anesthesiologist to monitor and manage a patient’s level of consciousness under anesthesia in the operating room or intensive care unit.  The PSA 4000 has the potential to enhance patient care, improve recovery times and save lives in hospitals across the U.S. and around the world.

Physiometrix Inc. designs, manufactures and markets noninvasive medical products — based on novel gel materials, sophisticated signal-processing electronics technologies, and proprietary software — for use in anesthesia-monitoring during surgical procedures.

Safe Harbor Statement

Statements in this press release regarding Physiometrix’s growth and future business results of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, revenue estimates, dependence on existing and future products, uncertainty of market acceptance, intense competition, partnership agreements, and government regulations, especially regulatory approvals.  Other relevant risks are described in the Company’s Form 10-K filed March 28, 2003 and Form 10Q dated May 15, 2003, with the SEC.

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- Financial Tables to Follow -

Physiometrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002

Revenues	$200,524	$91,293	$439,268	$183,600

Costs and expenses:
Cost of goods sold	331,130	310,320	671,246	537,480
Research and development	426,615	682,998	797,424	1,502,215
Selling, general, and administrative	743,042	791,178	1,470,573	1,582,881
	1,500,787	1,784,496	2,939,243	3,622,576

Operating loss	(1,300,263)	(1,693,203)	(2,499,975)	(3,438,976)

Interest income, net	5,834	31,072	16,077	76,057

Net loss	$(1,294,429)	$(1,662,131)	$(2,483,898)	$(3,362,919)

Net loss per share	$(0.15)	$(0.20)	$(0.29)	$(0.40)

Shares used in computing net loss per share	8,422,994	8,422,299	8,422,994	8,422,126

Physiometrix, Inc.

Condensed Balance Sheets

(Unaudited)

	June 30 2003	December 31 2002
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$1,405,668	$3,933,917
Other current assets	1,704,421	1,506,643
Total current assets	3,110,089	5,440,560

Property, plant and equipment, net	256,229	367,451

Other long term assets	—	—

Total assets	$3,366,318	$5,808,011

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$475,041	$459,726
Total current liabilities	475,041	459,726

Total stockholders’ equity	2,891,277	5,348,285

Total liabilities and stockholders’ equity	$3,366,318	$5,808,011